SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )
Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
CYMABAY THERAPEUTICS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box)
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	1.	Title of each class of securities to which transaction applies:

	2.	Aggregate number of securities to which transaction applies:

	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	4.	Proposed maximum aggregate value of transaction:

	5.	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1.	Amount Previously Paid:

	2.	Form, Schedule or Registration Statement No.:

	3.	Filing Party:

	4.	Date Filed:

CYMABAY THERAPEUTICS, INC.
7575 Gateway Blvd., Suite 110
Newark, CA 94560
(510) 293-8800
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 10, 2021
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of CymaBay Therapeutics, Inc., a Delaware corporation. Due to the continuing public health concerns regarding the COVID-19 outbreak, the meeting will be held virtually on Thursday, June 10, 2021 at 8:00 a.m. Pacific Time via live audio-only webcast at www.virtualshareholdermeeting.com/CBAY2021. The meeting will be held online only. You will be able to vote your shares electronically by Internet and submit questions online during the meeting by logging in to the website listed above using the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials. Online check-in will begin at 7:30 a.m. Pacific Time and should allow ample time for the check-in procedures. You may submit questions before the meeting by visiting www.proxyvote.com.
The Annual Meeting of Stockholders is being convened for the following purposes:
1.	To elect the Board of Directors’ six nominees for directors to serve until the 2022 annual meeting of stockholders and until their successors are duly elected and qualified.
2.
To ratify the selection, by the Audit Committee of the Board of Directors, of Ernst & Young LLP as the independent registered public accounting firm of CymaBay Therapeutics, Inc. for its fiscal year ending December 31, 2021.

3.	To approve, on an advisory basis, the compensation for our named executive officers, as disclosed in this proxy statement.
4.	To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the Annual Meeting is April 12, 2021. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.
Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held
on June 10, 2021 virtually via live audio-only webcast at
www.virtualshareholdermeeting.com/CBAY2021

The proxy statement and annual report to stockholders are available at www.proxyvote.com
OUR BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL OF THE DIRECTOR NOMINEES NAMED IN THIS PROXY STATEMENT AND “FOR” PROPOSALS 2 AND 3.
By Order of the Board of Directors

/s/ Paul Quinlan
Paul Quinlan
Corporate Secretary
Newark, California
April 27, 2021

You are cordially invited to attend the meeting virtually. Whether or not you expect to attend the meeting virtually via live audio-only webcast, please complete, date, sign and return the proxy card if sent to you, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote electronically during the meeting. Please note, however, that if your shares are held of record by a broker, or other agent and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

CYMABAY THERAPEUTICS, INC.
7575 Gateway Blvd., Suite 110
Newark, CA 94560
(510) 293-8800
PROXY STATEMENT
The following information is a summary only and does not contain all of the information that you should consider in connection with this Proxy Statement. Please read the entire Proxy Statement carefully before voting.
Annual Meeting of the Stockholders
•	Date and Time: Thursday, June 10, 2021 at 8:00 a.m. Pacific Time. Online check-in will begin at 7:30 a.m. Pacific Time and you should allow ample time for the check-in procedures.
•	Location: The meeting will be held virtually via live audio-only webcast at www.virtualshareholdermeeting.com/CBAY2021.
•
Admission: To attend the meeting, you will need the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials.

•	Record Date: April 12, 2021.
•	Proxy Mailing Date: On or about April 30, 2021.
•	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals.
Voting Matters
Stockholders are being asked to vote on the following matters:
PROPOSALS	VOTING STANDARD	BOARD VOTE RECOMMENDATION
1. Election of Directors	Plurality	For each nominee
2. Ratification of the selection, by the Audit Committee of the Board of Directors, of Ernst & Young LLP as the independent registered public accounting firm of CymaBay for its fiscal year ending December 31, 2021
	Majority of the shares present in person or represented by proxy and entitled to vote on the matter	For
3. Advisory approval of the compensation of our named executive officers as disclosed in this proxy statement	Majority of the shares present in person or represented by proxy and entitled to vote on the matter	For

GENERAL INFORMATION ABOUT THE PROXY PROCESS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the Internet?
We sent you the proxy notice because our Board of Directors (the “CymaBay Board” or the “Board”) is soliciting your proxy to vote at our 2021 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements of the meeting. We have elected to provide access to the full proxy materials over the Internet and have provided our stockholders with instructions on how to access the proxy materials in the Notice of Internet Availability of Proxy Materials (the “Notice”) that you received.
Rules adopted by the Securities and Exchange Commission (the “SEC”) allow us to provide access to our proxy materials over the Internet. All stockholders will have the ability to access the proxy materials on the website at www.proxyvote.com, or may request a printed set of the proxy materials. Instructions on how to access the proxy materials or to request a printed copy may be found in the Notice.
We intend to mail the Notice to all stockholders of record entitled to vote at the Annual Meeting on or about April 30, 2021.
How do I attend the Annual Meeting?
This year’s Annual Meeting will be held entirely online due to the public health concerns regarding the COVID-19 outbreak. You will not be able to attend the Annual Meeting in person. The meeting will be held virtually on June 10, 2021 at 8:00 a.m. Pacific Time via live audio-only webcast at www.virtualshareholdermeeting.com/CBAY2021. To attend the meeting, you will need the 16-digit control number included in your Notice, on your proxy card or on the instructions that accompanied your proxy materials. Online check-in will begin at 7:30 a.m. Pacific Time and you should allow ample time for the check-in procedures.
The virtual meeting has been designed to provide the same rights to participate as you would have at an in-person meeting. Additional information may be found at www.cymabay.com. Information on how to vote by Internet before and during the Annual Meeting is discussed below.
How do I ask questions at the virtual Annual Meeting?
You may submit questions before the meeting by visiting www.proxyvote.com. During the Annual Meeting, you may only submit questions in the question box provided at www.virtualshareholdermeeting.com/CBAY2021. We will respond to as many inquiries at the Annual Meeting as time allows.
What if during the check-in time or during the Annual Meeting I have technical difficulties or trouble accessing the virtual meeting website?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual Annual Meeting audio-only webcast during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting website log-in page.
What if I cannot virtually attend the Annual Meeting?
You may vote your shares electronically before the meeting by Internet, by proxy or by telephone as described below. You do not need to access the Annual Meeting audio-only webcast to vote if you submitted your vote via proxy, by Internet or by telephone in advance of the Annual Meeting.
Who can vote at the Annual Meeting?
Only stockholders at the close of business on April 12, 2021, will be entitled to vote at the Annual Meeting. On this record date, there were 68,948,059 shares of common stock outstanding and entitled to vote.
Stockholders of Record: Shares Registered in Your Name
If on April 12, 2021, your shares were registered directly in your name with CymaBay’s transfer agent, American Stock Transfer & Trust Company, LLC then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return a proxy card, or vote by proxy over the telephone or on the internet as instructed in the Notice, the proxy card or below, to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Similar Organization
If on April 12, 2021, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and this proxy statement and voting instruction card is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. You may vote your shares by Internet during the meeting with the 16-digit control number included in the Notice, proxy card or in the other materials provided by your bank, brokerage firm or other nominee.
What am I voting on?
There are three matters scheduled for a vote:
•	Election of six nominees for director to serve until the 2022 annual meeting of stockholders and until their successors are duly elected and qualified (Proposal 1);
•
Ratification of selection by the Audit Committee of the CymaBay Board of Ernst & Young LLP as the independent registered public accounting firm of CymaBay for its fiscal year ending December 31, 2021 (Proposal 2); and

•	Advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement (Proposal 3).
What if another matter is properly brought before the meeting?
The CymaBay Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote, to the extent permitted by SEC rules, on those matters in accordance with his or her best judgment.
What are the voting recommendations of the CymaBay Board?
The CymaBay Board recommends that you vote your shares as follows:
•
“FOR ALL” of the six nominees to the CymaBay Board named in this proxy statement to serve until the 2022 annual meeting of stockholders and until their successors are duly elected and qualified (Proposal 1);

•
“FOR” the ratification of the selection, by the Audit Committee of the Board of Directors, of Ernst & Young LLP as the independent registered public accounting firm of CymaBay Therapeutics, Inc. for its fiscal year ending December 31, 2021 (Proposal 2); and

•	“FOR” the advisory approval of the compensation of CymaBay’s named executive officers, as disclosed in this proxy statement (Proposal 3).
How do I vote?
You may either vote “For” all the nominees to the Board, “Withhold” your vote for all nominees to the Board, or you may vote for all nominees “Except” for any nominee you specify. For Proposals 2 and 3, you may vote “For” or “Against” or abstain from voting.
The procedures for voting are fairly simple:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote by Internet before or during the Annual Meeting, by telephone or by proxy. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.
•
To vote using the proxy card, simply complete, sign, date and return the proxy card pursuant to the instructions on the card. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct us to.

•
To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice or proxy card. Your telephone vote must be received by 11:59 p.m., Eastern Time on June 9, 2021, to be counted.

•
To vote through the internet before the meeting, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice or proxy card. Your internet vote must be received by 11:59 p.m., Eastern Time on June 9, 2021, to be counted.

•
To vote through the Internet during the meeting, please visit www.virtualshareholdermeeting.com/CBAY2021 and have available the 16-digit control number included in your Notice, on your proxy card or on the instructions that accompanied your proxy materials.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Similar Organization
If you are a beneficial owner of shares registered in the name of your broker or other agent, you should have received a Notice containing voting instructions from that organization rather than from CymaBay. Simply follow the voting instructions in the Notice to ensure that your vote is counted. You may vote your shares by Internet during the meeting with the 16-digit control number included in the Notice, proxy card or in the other materials provided by your bank, brokerage firm or other nominee.
Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.
How many votes do I have?
On each matter to be voted upon you have one vote for each share of common stock you own as of April 12, 2021.
What happens if I do not vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, or through the Internet before or during the Annual Meeting, your shares will not be voted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees that are subject to NYSE rules can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, for instance, matters that may be considered by stockholders such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposal 1 or Proposal 3 without your instructions, but may vote your shares on Proposal 2.
What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, (a) “For” the election of all six of the Board’s nominees for director, (b) “For” the ratification of selection by the Audit Committee of the CymaBay Board of Ernst & Young LLP as

the independent registered public accounting firm of CymaBay for its fiscal year ending December 31, 2021, and (c) “For” approval of the compensation of our named executive officers as disclosed in this proxy statement. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares, to the extent permitted by SEC rules, using his or her best judgment.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one proxy card?
If you receive more than one proxy card, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards and in the proxy materials to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•	You may submit another properly completed proxy card with a later date.
•	You may grant a subsequent proxy by telephone or through the Internet.
•	You may send a timely written notice that you are revoking your proxy to CymaBay’s Corporate Secretary at 7575 Gateway Blvd., Suite 110, Newark, CA 94560.
•
You may virtually attend the Annual Meeting and vote by Internet by visiting www.virtualshareholdermeeting.com/CBAY2021. To attend the meeting, you will need the 16-digit control number included in your Notice, on your proxy card or on the instructions that accompanied your proxy materials. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Similar Organization
If your shares are held by your broker, bank or other similar organization as a nominee or agent, you should follow the instructions provided by your broker or bank.
When are stockholder proposals due for next year’s Annual Meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 31, 2021, to CymaBay’s Corporate Secretary at 7575 Gateway Blvd., Suite 110, Newark, CA 94560. If such proposal is submitted after December 31, 2021, it will be considered untimely; provided, however, that if our 2022 annual meeting of stockholders is held before May 11, 2022, or after July 10, 2022, then the deadline is a reasonable amount of time prior to the date we begin to print and mail our proxy statement for the 2022 annual meeting of stockholders. If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, you must provide specified information in writing to our Corporate Secretary at the address above no earlier than February 14, 2022, and no later than March 12, 2022, except that if our 2022 annual meeting of stockholders is held before May 11, 2021, or after July 10, 2022, notice by the stockholder to be timely may be received no earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the close of business on the tenth day following the day on which such public announcement of the date of such meeting is made. You are also advised to review our bylaws, which contain a description of the information required to be submitted as well as additional requirements about advance notice of stockholder proposals and director nominations.

What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 68,948,059 shares outstanding and entitled to vote. Thus, the holders of 34,474,030 shares must be present in person or represented by proxy at the meeting to have a quorum.
Your shares will be counted toward the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker or other agent) or if you virtually attend the Annual Meeting and vote by internet during the Annual Meeting by visiting www.virtualshareholdermeeting.com/CBAY2021. Abstentions and broker non-votes will be counted toward the quorum requirement. If there is no quorum, the chairman of the meeting or the holders of a majority of shares present at the meeting in person, by remote communication or represented by proxy may adjourn the meeting to another date.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count (a) for Proposal 1 to elect directors, votes “FOR” all nominees, “WITHHOLD” all nominees, “Except” for any nominee you specify and broker non-votes and (b) with respect to Proposals 2 and 3, votes “FOR,” “AGAINST,” abstentions and if applicable, broker non-votes.
Abstentions will be counted towards the vote total for Proposals 2 and 3 and will have the same effect as “AGAINST” votes for those proposals. Broker non-votes have no effect and will not be counted towards the vote total for Proposals 1, 2 and 3.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.” Broker non-votes will be counted for purposes of establishing a quorum to conduct business at the Annual Meeting. The proposal for the ratification of the appointment of our independent registered public accounting firm (Proposal 2) is considered routine under applicable rules. Accordingly, brokers that do not receive instructions will be entitled to vote on those two proposals. The proposal to elect directors (Proposal 1) and the proposal to approve the compensation of our named executive officers (Proposal 3) are considered non-routine under applicable rules. Accordingly, brokers that do not receive instructions will not be entitled to vote on those two proposals. If you are a beneficial owner of shares held in “street name,” we strongly encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice or proxy card and these proxy materials before the Annual Meeting so that your shares will be represented and voted at the meeting even if you cannot attend in person.
How many votes are needed to approve each proposal?
•
For Proposal 1, the election of directors, the six nominees receiving the most “FOR” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “FOR” will affect the outcome. “WITHHELD” and broker non-votes will have no effect.

•
To be approved, Proposal 2, ratification of selection by the Audit Committee of the CymaBay Board of Ernst & Young LLP as the independent registered public accounting firm of CymaBay for its fiscal year ending December 31, 2021, must receive “FOR” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you mark your proxy to “ABSTAIN” from voting, it will have the same effect as an “AGAINST” vote. Broker non-votes, if any, will have no effect. Although stockholder ratification of the selection of Ernst & Young LLP as CymaBay’s independent registered public accounting firm is not required, the CymaBay Board is submitting Proposal 2 to the stockholders for ratification as a matter of good corporate practice.

•
To be approved, Proposal 3, the approval, on an advisory basis, of the compensation for our named executive officers as disclosed in this proxy statement, must receive “FOR” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you mark your proxy to “ABSTAIN” from voting, it will have the same effect as an “AGAINST” vote. Broker non-votes will have no effect.

Your vote on Proposal 3 is advisory, which means that the results are non-binding on us, our Board and its committees. Although non-binding, our Board and its committees value the opinions of our stockholders and will review and consider the voting results when making future decisions regarding the compensation of our named executive officers.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
What proxy materials are available on the internet?
The notice and proxy statement and annual report to stockholders are available at www.proxyvote.com.

PROPOSAL 1

ELECTION OF DIRECTORS
The CymaBay Board consists of six directors and there are no vacancies. The CymaBay Board has nominated six nominees for director this year. Each of the nominees listed below is currently a director of CymaBay and was recommended for re-election to the Board by the Nominating and Corporate Governance Committee of the CymaBay Board. Two of the nominees, Janet Dorling and Thomas G. Wiggans, became directors within the last year and so have not previously been elected by our stockholders. Ms. Dorling was first recommended to us to become a director by our chief executive officer, and Mr. Wiggans was first recommended to us to become a director by a non-management director. If elected at the Annual Meeting, each of these six nominees would serve until the 2022 annual meeting of stockholders and until his or her successor is elected and has qualified, or until the director’s death, resignation or removal. Each of these six nominees is submitted for re-election to the Board. It is our policy to encourage nominees for directors to attend the Annual Meeting. Three of the five directors then holding office attended the 2020 Annual Meeting of Stockholders in person.
Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the six nominees receiving the highest number of affirmative votes will be elected. The persons named as proxies intend to vote the proxies “FOR ALL” six of the nominees named below unless you indicate a vote to “WITHHOLD” your vote with respect to any of these nominees. Cumulative voting is not permitted. If any nominee named below should become unavailable for election as a result of an unexpected occurrence, we anticipate a substitute nominee or nominees will be proposed by the Nominating and Corporate Governance Committee of the CymaBay Board. If any such substitute nominee(s) are designated, we will file an amendment to the proxy statement and a new proxy card that, as applicable, identifies the substitute nominee(s), discloses that such nominee(s) have consented to being named in the revised proxy statement and to serve if elected, and includes biographical and other information about such nominee(s) as required by the rules of the Securities and Exchange Commission. Each nominee named below has consented to be named as a nominee in this proxy statement and has agreed to serve if elected, and the CymaBay Board has no reason to believe that any such nominee will be unable to serve.
NOMINEES
The Nominating and Corporate Governance Committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct CymaBay’s business. To that end, the Nominating and Corporate Governance Committee has identified and evaluated nominees in the broader context of the CymaBay Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating and Corporate Governance Committee views as critical to effective functioning of the CymaBay Board. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the Nominating and Corporate Governance Committee to recommend that person as a nominee. However, each of the members of the Nominating and Corporate Governance Committee may have a variety of reasons why he believes a particular person would be an appropriate nominee for the CymaBay Board, and these views may differ from the views of other members. The CymaBay Board is pleased to nominate for election as directors the six persons named in this proposal and on the Notice or enclosed proxy card.
NAME	AGE	POSITION HELD WITH CYMABAY
Sujal Shah	47	President and Chief Executive Officer, Director
Janet Dorling	47	Director
Caroline Loewy	55	Director
Kurt von Emster, CFA	53	Director
Thomas G. Wiggans	69	Director
Robert J. Wills, Ph.D	67	Chairman, Director

Two of the nominated directors self-identify as female (33% of the Board) and one of the nominated directors self-identifies as a member of an underrepresented community (17% of the Board) (Black, Latino, Native American, Asian American, Pacific Islander, Native Hawaiian, Alaska Natives, lesbian, bisexual, gay, or transgender) although not all of the nominated directors have chosen to disclose their self-identification.
Sujal Shah has served as our President and Chief Executive Officer since November 2017 and has been a member of our Board since June 2017. Mr. Shah previously served as our Interim President and Chief Executive Officer from March 2017 to November 2017 and as our Chief Financial Officer from December 2013 to March 2017. Prior to that he served as a consultant and acting Chief Financial Officer for us from June 2012 to December 2013. From 2010 to 2012, Mr. Shah served as Director, Health Care Investment Banking for Citigroup Inc., where he was responsible for managing client relationships and executing strategic and financing related transactions for clients focused in life science. From 2004 to 2010 Mr. Shah was employed with Credit-Suisse, last serving in the capacity as Vice President, Health Care Investment Banking Group. Mr. Shah received a M.B.A. from Carnegie Mellon University—Tepper School of Business and M.S. and B.S. degrees in Biomedical Engineering from Northwestern University. Mr. Shah currently serves on the Board of Directors of Tvardi Therapeutics, Inc., a private oncology company, and Executive Advisory Board of the Chemistry Life Processes Institute at Northwestern University. Because of his extensive experience executing strategic and financing transactions both as an advisor and as an operator in the biopharmaceutical industry, his foundational scientific training, and his intimate knowledge of our company, we believe Mr. Shah is able to make valuable contributions to the Board.
Janet Dorling has been a member of our Board since April 2021. Ms. Dorling has been the Senior Vice President, Global Commercial Product Strategy at Gilead Sciences Inc. since May 2020. She was the Chief Commercial Officer at CymaBay Therapeutics, Inc. from August 2019 to December 2019 and the Chief Commercial Officer at Achaogen from 2017 to 2019. Previously she served as Vice President, Breast Cancer Franchise, Global Product Strategy from 2015 to 2017 at Roche and from 2007 through 2015 served in various marketing and commercial roles at Genentech. Ms. Dorling received a M.S. from Duke University and an M.B.A. from the University of California, Berkeley. Because of her extensive commercial and marketing experience in the biopharmaceutical industry, and her depth of knowledge of CymaBay due to her previous service to us as our Chief Commercial Officer, we believe Ms. Dorling is able to make valuable contributions to the Board.
Caroline Loewy has been a member of our Board since December 2016. Ms. Loewy is a biopharmaceutical and financial executive with over 25 years of experience in the field. She currently provides strategic advisory services for biopharmaceutical companies, primarily in the role of board member. Ms. Loewy is currently a member of the board of directors of Zogenix, Inc. and Locust Walk Acquisition Corp., and since 2018 at PhaseBio Pharmaceuticals, Inc. and Aptose Biosciences Inc. Previously Ms. Loewy was a Co-Founder and served as the Chief Business Officer and Chief Financial Officer of Achieve Life Sciences, a biopharmaceutical company (acquired by OncoGenex Pharmaceuticals, Inc. in 2017), from 2015 to 2017. Ms. Loewy has previously held the position of Chief Financial Officer of both public and private biopharmaceutical companies including Tobira Therapeutics (acquired by Allergan Inc. in 2016) from 2012 to 2014, Corcept Therapeutics from 2008 to 2011, and Poniard Pharmaceuticals from 2006 to 2008. Prior to her roles in company management, Ms. Loewy spent 11 years as a senior biotechnology equity research analyst at Morgan Stanley and Prudential Securities. Ms. Loewy has leveraged her experience in the medical arena and financial expertise to benefit those affected by rare disease. She is a founding board member of the Global Genes Project, one of the leading rare disease patient advocacy organizations in the world, and is a member of the National Advisory Council of the Translational Genomics Research Institute (TGen) Center for Rare Childhood Disorders. Ms. Loewy is also a founding board member of the KCNQ2 Cure Alliance, promoting education and research into the rare disorder affecting her son. Ms. Loewy holds a B.A. from the University of California, Berkeley, and a MBA/MS from Carnegie Mellon University. Because of her more than 25 years of experience in the biopharmaceutical industry and financial expertise as a chief financial officer, as well as her extensive and valuable experience in providing strategic advisory services, we believe Ms. Loewy is able to make valuable contributions to the Board.
Kurt von Emster, CFA has been a member of our Board since April 2009. Mr. von Emster was elected to the Board because of his in-depth knowledge of the pharmaceutical industry where he has been an institutional biotechnology and health care analyst and portfolio manager for 26 years. Mr. von Emster has been a Partner at Abingworth LLP, a venture capital firm, since January 2015 and as Managing Partner since July 2015. Prior to joining Abingworth, Mr. von Emster was a co-founder and Partner of venBio LLC, a venture capital firm, from May 2009 until January 2015. In 2001, Mr. von Emster became a General Partner at MPM Capital, a leading biotechnology private equity firm, and launched the MPM BioEquities Fund, a cross over public and private biotechnology hedge fund. He was the portfolio manager of this fund from inception in 2001 until his departure in 2009. Mr. von Emster’s investment career started in 1989 at Franklin Templeton Investments where he founded and managed several health and biotechnology funds in the 1990s. Mr. von Emster currently serves on the board of directors of Tizona Therapeutics, Inc., Vera Therapeutics, Inc., Trishula Therapeutics, Inc., Vaxcyte, Inc., Orbus Therapeutics, Inc., Jasper Therapeutics, Inc. and SFJ Pharmaceuticals Inc. and previously served as a director of CRISPR Therapeutics AG. Mr. von Emster holds a B.S. in Business and Economics from the University of California, Santa Barbara and is a Chartered Financial Analyst (CFA). Because of his more than 25 years of experience in the biopharmaceutical industry as a portfolio manager and investor, as well as his extensive corporate governance and board oversight experience, we believe Mr. von Emster is able to make valuable contributions to the Board.
Thomas G. Wiggans has been a member of our Board since April 2021. Mr. Wiggans co-founded Dermira, Inc. in 2010 and served as its Chief Executive Officer and Chairman from August 2011 until its acquisition by Eli Lilly in February 2020. Prior to founding Dermira, Mr. Wiggans served as Chairman and Chief Executive Officer of Peplin, Inc. until Peplin’s acquisition by LEO Pharma A/S in 2009. Previously, he served as Chairman and Chief Executive Officer of Connetics Corporation from 1994 until Connetics was acquired by Stiefel Laboratories, Inc. in 2006. Prior to Connetics, Mr. Wiggans served as President and Chief Operating Officer of CytoTherapeutics Inc. and in various management positions at Ares-Serono S.A., including President of its U.S. pharmaceutical operations and Managing Director of its U.K. pharmaceutical operations. Mr. Wiggans began his career with Eli Lilly and Company. He is a director of Annexon, Inc. and Forma Therapeutics Holdings, Inc., and a member of the board of trustees of the University of Kansas Endowment Association. He received a B.S. in Pharmacy from the University of Kansas and an M.B.A. from Southern Methodist University. Because of his more than 35 years of experience in the pharmaceutical industry as an executive focused on operations, business development and strategic partnering, as well as his corporate governance and board oversight experience, we believe Mr. Wiggans is able to make valuable contributions to the Board.
Robert J. Wills has been a member of our Board since March 2015 and Chairman since October 2015. Dr. Wills was elected to the Board because of his over 35 years of extensive and significant experience in the pharmaceutical industry, including preclinical and clinical research and development, business development and strategic partnering. Dr. Wills served in a variety of executive roles for Johnson & Johnson, or J&J, a medical device, pharmaceutical and consumer goods manufacturing company, from December 1989 to February 2015 and recently served as Vice President, Alliance Manager where he was responsible for managing strategic alliances for J&J’s Pharmaceutical Group worldwide since 2002. Prior to this, Dr. Wills spent 22 years in pharmaceutical drug development, 12 of which were at J&J and 10 of which were at Hoffmann-La Roche Inc. Before assuming his role as Vice President, Alliance Manager at J&J, Dr. Wills served as Senior Vice President Global Development at J&J where he was responsible for its late-stage development pipeline and was a member of several internal commercial and research and development operating boards. Dr. Wills currently serves on the board of directors of Oncternal Therapeutics, Inc., Parion Sciences, Inc., Feldan Therapeutics, Milestone Pharmaceuticals and Go Therapeutics, Inc. Dr. Wills was previously a member of the board of directors of GTx, Inc., where he served as Executive Chairman and Chair of the Scientific and Development Committee. Dr. Wills holds a B.S. in Biochemistry and a M.S. in Pharmaceutics from the University of Wisconsin and a Ph.D. in Pharmaceutics from the University of Texas. Because of his more than 35 years of experience in the pharmaceutical industry as an executive focused on research and development, business development and strategic partnering, as well as his corporate governance and board oversight experience, we believe Dr. Wills is able to make valuable contributions to the Board.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE ABOVE

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has selected Ernst & Young LLP as CymaBay’s independent registered public accounting firm for the fiscal year ending December 31, 2021 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited CymaBay’s consolidated financial statements since 1994. They are expected to attend the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither CymaBay’s bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as CymaBay’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of CymaBay and its stockholders.
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.
PRINCIPAL ACCOUNTANT FEES AND SERVICES
The following table represents aggregate fees billed to CymaBay for the fiscal years ended December 31, 2019 and December 31, 2020, by Ernst & Young LLP, CymaBay’s independent registered public accounting firm.
	Fiscal Year Ended
	2019	2020
Audit Fees(1)	$1,341,800	$1,206,200
Audit-related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	1,885	1,590
Total	$1,343,685	$1,207,790
(1)
In 2020, Audit Fees consisted of fees and expenses covering the audit of our consolidated financial statements, reviews of our interim quarterly reports, accounting and financial reporting consultations, and the issuance of consents and a comfort letter in connection with registration statement filings with the SEC. In 2019, Audit Fees consisted of fees and expenses covering the integrated audit of our consolidated financial statements and of our internal control over financial reporting, reviews of our interim quarterly reports, and accounting and financial reporting consultations.

(2)	All Other Fees consist of fees billed in the indicated year for an annual subscription to Ernst & Young LLP’s online resource library.
PRE-APPROVAL POLICIES AND PROCEDURES.
The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by CymaBay’s independent registered public accounting firm, Ernst & Young LLP. The policy requires pre-approval of services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, explicit, case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
The Audit Committee has determined that the rendering of services other than audit services by Ernst & Young LLP is compatible with maintaining the independent registered public accounting firm’s independence.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
We are asking stockholders to indicate their support for our named executive officer compensation, as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their view on compensation for our named executive officers. The say-on-pay vote is advisory and, therefore, not binding on us. Our Board and Compensation Committee value the opinions of our stockholders and reviews and considers the voting results when making decisions regarding our compensation program for our named executive officers. The say-on-pay vote is required pursuant to Section 14A of the Exchange Act.
Rationale and Scope of Proposal
Our Compensation Committee has structured our executive compensation program to achieve the following key objectives:
•	attract and retain talented and experienced executives who strategically address our short-term and long-term needs;
•
align the interests of our executives with stockholders by motivating executives to focus on activities and objectives that increase stockholder value and reward executives when stockholder value increases;

•	compensate our executives in a manner that motivates them to manage our business to meet our short-term and long-term objectives and create stockholder value;
•	retain executives whose knowledge, skills and performance are critical to our success; and
•
foster a shared commitment among executives by aligning their individual goals with the goals of the executive management team and our stockholders, while ensuring that these goals are obtained with the highest degree of integrity and compliance with laws and regulations, while protecting the health and safety of those stakeholders involved in, or benefiting from, our research and development efforts.

We urge stockholders to read the “Executive Compensation” section of this proxy statement, which describes in more detail how our executive compensation program operates and is designed to achieve our compensation objectives. Our Compensation Committee and our Board believe that its policies and procedures are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has supported and contributed to our ability to conduct our business in the manner best suited for our stockholders.
At our 2019 Annual Meeting of Stockholders, we asked our stockholders to indicate if we should hold a “say-on-pay” vote every year, every two years or every three years. Our Board recommended, and our stockholders indicated a strong preference for, holding such a vote every year and, after taking our stockholders’ recommendation into consideration, our Board determined to hold such a vote every year. Accordingly, we are submitting this Proposal 3 for stockholder approval at the Annual Meeting, and the next advisory vote on executive compensation will be at our 2022 Annual Meeting of Stockholders.
This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, programs and practices described in this proxy statement. As this is a non-binding, advisory vote, the result will not be binding on us, our Board or our Compensation Committee, although our Compensation Committee will consider the outcome of the vote when evaluating our compensation philosophy, programs and practices.
Recommendation of the Board
In accordance with SEC rules, and as a matter of good corporate governance, we ask stockholders to approve the following advisory resolution:
RESOLVED, that the stockholders of CymaBay Therapeutics, Inc. approve, on an advisory basis, the compensation of the company’s named executive officers disclosed in the Summary Compensation Table and the related compensation tables, notes and narratives in the proxy statement for the company’s 2021 Annual Meeting of Stockholders.

Voting
This proposal is non-binding on us and our Board. Voting “FOR” indicates support; voting “AGAINST” indicates lack of support. You may abstain by voting to “ABSTAIN”.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
INDEPENDENCE OF THE BOARD OF DIRECTORS
As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the Board. The Board consults with CymaBay’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.
Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and CymaBay, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that the following four directors were independent directors within the meaning of the applicable Nasdaq listing standards: Caroline Loewy, Kurt von Emster, Thomas G. Wiggans and Robert J. Wills. In making these determinations, the Board found that none of these directors, or nominees for director had a material or other disqualifying relationship with CymaBay. Mr. Shah is not independent as he currently serves as an officer of CymaBay. Ms. Dorling is not independent as she served as an officer of CymaBay from August 2019 to December 2019.
DIVERSITY IN BOARD MEMBERSHIP
CymaBay seeks to achieve an appropriate level of diversity in the membership of its Board and to assemble a broad range of skills, expertise and knowledge to benefit its business. The Nominating and Corporate Governance Committee and the full Board annually assess the composition of the Board, considering diversity across many dimensions, including industry experience, functional areas and skills (e.g., technology and finance), gender, geographic scope, public and private company experience, whether they are a member of an underrepresented community and director experience in the context of an assessment of the current and expected needs of the Board. The Nominating and Corporate Governance Committee reviews director candidates based on the Board’s needs as identified through this assessment and other factors and considers, among other things, independence, character, gender, demonstrated leadership, skills, including financial expertise, whether they are a member of an underrepresented community and experience in the context of the needs of the Board. Although the Board does not have a formal policy regarding board diversity, the Board believes that having such diversity among its members enhances the Board’s ability to make fully informed, comprehensive decisions. Two of the nominated directors self-identifies as female (33% of the Board) and one of the nominated directors self-identifies as a member of an underrepresented community (17% of the Board) (Black, Latino, Native American, Asian American, Pacific Islander, Native Hawaiian, Alaska Natives, lesbian, bisexual, gay, or transgender) although not all of the nominated directors have chosen to disclose their self-identification.
BOARD LEADERSHIP STRUCTURE
The Board has an independent Chairman, Dr. Wills, who, as Chairman has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Chairman has substantial ability to shape the work of the Board. CymaBay believes that separation of the positions of Chairman of the Board and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of CymaBay. In addition, CymaBay believes that having an independent Chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of CymaBay and its stockholders. As a result, CymaBay believes that having an independent Chairman can enhance the effectiveness of the Board as a whole.
ROLE OF THE BOARD IN RISK OVERSIGHT
The Board has an active role, as a whole and also at the committee level, in overseeing management of CymaBay’s risks. The Board regularly reviews information regarding CymaBay’s credit, liquidity and operations, as well as the risks associated with each. The Audit Committee’s charter mandates the Audit Committee to review and discuss with management, and CymaBay’s independent registered public accounting firm, as appropriate, CymaBay’s major financial risk exposures and the steps taken by management to monitor and control these exposures. The Compensation Committee is responsible for overseeing the management of risks relating to CymaBay’s executive compensation plans and arrangements. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.
MEETINGS OF THE BOARD
The CymaBay Board met 13 times during 2020. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during 2020. Three of the five directors then holding office attended the 2020 Annual Meeting of Stockholders in person.
INFORMATION REGARDING COMMITTEES OF THE BOARD
The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for 2020 for each of the Board committees:
Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Caroline Loewy(2)	X(1)		X
Paul F. Truex(3)	X	X(1)
Kurt von Emster			X(1)
Robert J. Wills	X	X
Total meetings in 2020	4	3	2
(1)	Committee Chair
(2)	Became Audit Committee Chair in February 2020
(3)
Mr. Truex resigned from the Board on April 1, 2021. On April 20, 2021 Thomas G. Wiggans was appointed as a member of the Audit Committee and as a member of the Compensation Committee and Robert Wills was appointed as Compensation Committee Chair.

In January 2020, each of Carl Goldfischer, Evan Stein, Robert Booth and Robert Weiland resigned as directors of CymaBay in order to reduce the costs of operating a larger board of directors, and CymaBay reduced the size of the CymaBay Board to five members. In connection with these actions: (1) the Audit Committee membership was reconstituted to consist of Ms. Loewy (Chair), Dr. Wills and Mr. Truex; and (2) the Nominating and Corporate Governance Committee membership was reconstituted to consist of Mr. von Emster (Chair) and Ms. Loewy.
On April 1, 2021 Paul Truex resigned as a director of CymaBay and on April 3, 2021 the Board increased the size of the CymaBay Board to six members and appointed Janet Dorling and Thomas G. Wiggans as directors of CymaBay effective April 5, 2021. In connection with these actions, on April 20, 2021: (1) the Audit Committee membership was reconstituted to consist of Ms. Loewy (Chair), Mr. Wiggans and Dr. Wills; and (2) the Compensation Committee membership was reconstituted to consist of Dr. Wills (Chair) and Mr. Wiggans.
Below is a description of each committee of the CymaBay Board.
Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to CymaBay.
Audit Committee
The Audit Committee of the CymaBay Board was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to oversee CymaBay’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on CymaBay’s audit engagement team as required by law; reviews and approves or rejects transactions between CymaBay and any related persons; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by CymaBay regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review CymaBay’s annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including a review of CymaBay’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
The Audit Committee is currently composed of three directors: Ms. Loewy (Chair), Mr. Wiggans and Dr. Wills. The Board has adopted a written Audit Committee charter that it reviews on an annual basis and is available to stockholders on CymaBay’s website at https://ir.cymabay.com/governance-docs.
The Board reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of CymaBay’s Audit Committee are, and during 2020 were, independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board has also determined that during 2020 Ms. Loewy, the current Chair of the Audit Committee, qualified as an “Audit Committee financial expert,” as defined in applicable rules and regulations promulgated by the SEC, and satisfies the financial sophistication requirements of the Nasdaq listing standards. The Board made a qualitative assessment of her individual levels of knowledge and experience, based on a number of factors, including her respective formal education and the fact that Ms. Loewy was formerly a chief financing officer for a public company.
Report of the Audit Committee of the Board of Directors1
Management is responsible for CymaBay’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of CymaBay’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.
In this context, in 2021, the Audit Committee met, reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2020 with management and Ernst & Young LLP. The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission. The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence.
Based on its discussions with management and the independent registered public accounting firm, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in CymaBay’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
Caroline Loewy (Chair)
Robert Wills
[1]
The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of CymaBay under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee
The current members of the Compensation Committee are Dr. Wills (Chair) and Mr. Wiggans. All members of CymaBay’s Compensation Committee are, and during 2020 were, independent as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards. The Compensation Committee met three times during 2020. The Board has adopted a written Compensation Committee charter that is reviewed on an annual basis and is available to stockholders on CymaBay’s website at https://ir.cymabay.com/governance-docs.
The Compensation Committee of the CymaBay Board acts on behalf of the Board to review, recommend for adoption and oversee CymaBay’s compensation strategy, policies, plans and programs, including:
•
review and approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of CymaBay’s Chief Executive Officer and the other executive officers and directors; and

•	administration of CymaBay’s equity compensation plans, pension and profit-sharing plans, deferred compensation plans and other similar plan and programs.
Compensation Committee Processes and Procedure
CymaBay expects that the Compensation Committee will meet at least two times annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of CymaBay. In addition, under the charter, the Compensation Committee has the authority (a) to obtain, at the expense of CymaBay, advice and assistance from internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties, and (b) to delegate authority to subcommittees as it deems appropriate. The Compensation Committee has direct responsibility for the oversight of the work of any advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.
During 2020 the Compensation Committee engaged Radford (an Aon Company) (“Radford”), an independent compensation consultant, after taking into consideration the six factors prescribed by the SEC and Nasdaq. As part of its engagement, Radford was requested by the Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. Using this information, Radford was also asked to develop executive and director compensation recommendations for us including equity award guidelines for newly hired employees as well as annual equity award guidelines for existing employees. Radford also developed compensation recommendations for the Compensation Committee that were presented to the Board for its consideration.
Compensation Policies and Practices as They Relate to Risk Management
In 2020, our Compensation Committee reviewed our compensation policies and practices and concluded that the mix and design of these policies and practices are not reasonably likely to encourage our employees to take excessive risks. In connection with its evaluation, our Compensation Committee considered, among other things, the structure, philosophy and design characteristics of our primary incentive compensation plans and programs in light of our risk management and governance procedures, as well as other factors that may calibrate or balance potential risk-taking incentives. Based on this assessment, our Compensation Committee concluded that risks arising from our compensation policies and practices for all employees, including executive officers, are not reasonably likely to have a material adverse effect on us.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee of the Board is responsible for identifying, reviewing and evaluating candidates to serve as directors of CymaBay (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, selecting candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of management and the Board, and developing a set of corporate governance principles for CymaBay.
The Nominating and Corporate Governance Committee is currently composed of two directors: Mr. von Emster (Chair) and Ms. Loewy. All members of the Nominating and Corporate Governance Committee are, and during 2020 were, independent as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards. The Nominating and Corporate Governance Committee met twice during 2020. The Board has adopted a written Nominating and Corporate Governance Committee charter that is reviewed annually and is available to stockholders on CymaBay’s website at https://ir.cymabay.com/governance-docs.
The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of CymaBay, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of CymaBay’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of CymaBay and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity as described under “Diversity in Board Membership” above. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to CymaBay during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 7575 Gateway Blvd., Suite 110, Newark, CA 94560 by January 1 of the year in which such director is to be elected. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of CymaBay’s stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD
CymaBay has adopted a formal communication policy that provides that stockholders wishing to communicate with the Board or an individual director regarding any matter, other than concerns or complaints about CymaBay’s accounting, internal controls or auditing matters, may send a written communication addressed as follows: Corporate Secretary, CymaBay Therapeutics, Inc., 7575 Gateway Blvd., Suite 110, Newark, CA 94560. Communications also may be sent by e-mail to the following address shareholders@cymabay.com. Any concerns or complaints about CymaBay’s accounting, internal controls or auditing matters should be submitted in compliance with CymaBay’s Open Door Policy for Reporting Complaints Regarding Accounting and Auditing Matters. CymaBay’s Corporate Secretary will review each communication. The Corporate Secretary will forward such communication to the Board or to any individual director to whom the communication is addressed unless the communication is unduly frivolous, hostile, threatening or similarly inappropriate, in which case, the Corporate Secretary will discard the communication. A copy of CymaBay’s stockholder communication policy is posted at CymaBay’s website at https://ir.cymabay.com/governance-docs.
CODE OF BUSINESS CONDUCT AND ETHICS
CymaBay has adopted the CymaBay Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on CymaBay’s website at https://ir.cymabay.com/governance-docs. If CymaBay makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, CymaBay will promptly disclose the nature of the amendment or waiver on its website.
POLICY AGAINST HEDGING TRANSACTIONS
CymaBay believes that speculative and short-term trading of its securities is not appropriate for its employees or directors and thus provides, in its insider trading policy, that no employee, director or covered consultant may engage in short sales, transactions in put or call options or other derivative securities based on CymaBay securities, hedging transactions, margin accounts, pledges, or other inherently speculative transactions with respect to CymaBay equity at any time.

DIRECTOR COMPENSATION
The following table shows for the fiscal year ended December 31, 2020, certain information with respect to the compensation of each person serving as a non-employee director of CymaBay as of December 31, 2020:
Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Caroline Loewy	65,000	157,614	222,614
Paul F. Truex(2)	65,000	157,614	222,614
Kurt von Emster, CFA	50,000	157,614	207,614
Robert J. Wills, Ph.D.	87,500	157,614	245,114
(1)
These amounts are not cash compensation, but rather the aggregate fair value of the equity compensation granted to our non-employee directors during the fiscal year. The aggregate fair value is computed in accordance with FASB ASC Topic 718. See Note 9 to our consolidated financial statements contained in our Annual Report on Form 10-K as filed with the SEC on March 25, 2021, regarding assumptions underlying valuation of equity awards. Each non-employee director was granted only one option award in 2020. The option award value was approximately $150,000 on the date upon which the option was granted.

(2)	Mr. Truex resigned from the Board on April 1, 2021.
At December 31, 2020, the following non-employee directors held options and incentive awards to purchase the following number of shares:
Name	Options	Incentive Awards
Caroline Loewy	145,450	—
Paul F. Truex(1)	145,450	—
Kurt von Emster, CFA	155,942	3,372
Robert J. Wills, Ph.D.	194,450	—
(1)	Mr. Truex resigned from the Board on April 1, 2021.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
Our Non-Employee Director Compensation Program is intended to compensate our non-employee directors with a combination of cash and equity. Each non-employee director will receive an annual base cash retainer of $40,000 for such service. The chair of our Board (provided he or she is not an employee) will receive an additional annual base cash retainer of $30,000 for this service. In addition, we intend to compensate the members of our Board for service on our committees as follows:
•	The chair of our Audit Committee will receive an annual cash retainer of $20,000 for this service, and each of the other members of the Audit Committee will receive an annual cash retainer of $10,000.
•
The chair of our Compensation Committee will receive an annual cash retainer of $15,000 for such service, and each of the other members of the Compensation Committee will receive an annual cash retainer of $7,500.

•
The chair of our Nominating and Corporate Governance Committee will receive an annual cash retainer of $10,000 for this service, and each of the other members of the Nominating and Corporate Governance Committee will receive an annual cash retainer of $5,000.

Cash payments described above are paid quarterly.
Further, concurrently with the grants under our annual grant program for employees, each non-employee director is expected to be granted an annual equity award valued at approximately $150,000. If a new board member joins our Board, the director is expected to be granted an initial equity award valued at approximately $300,000. Annual equity awards and equity awards to new Board members will be subject to vesting as determined by the Board or the Compensation Committee on the date of grant, generally vesting over 12 months for annual grants, and vesting over 36 months for initial grants.

EXECUTIVE OFFICERS
The following table sets forth certain information concerning our executive officers as of April 15, 2021:
Name	Age	Position
Sujal Shah	47	President and Chief Executive Officer
Charles McWherter, Ph.D.	66	Senior Vice President, Chief Scientific Officer
Klara Dickinson	54	Chief Regulatory and Quality Assurance Officer
Paul Quinlan	58	General Counsel and Chief Compliance Officer
Daniel Menold	51	Vice President, Finance
Sujal Shah’s biography is included above under the section titled “Proposal 1—Election of Directors.”
Charles McWherter, Ph.D. has served as our Senior Vice President and Chief Scientific Officer since 2013. From 2007 to 2013, he served as our Senior Vice President, Research and Preclinical Development. From 2003 to 2007, he served as Vice President and head of the cardiovascular therapeutics areas of Pfizer Inc., a biopharmaceutical company. From 2001 to 2003, Dr. McWherter served as Vice President of Drug Discovery at Sugen, Inc., a biopharmaceutical company acquired by Pfizer Inc. in 2003. Dr. McWherter obtained his Ph.D. from Cornell University.
Klara Dickinson has served as our Chief Regulatory and Quality Assurance Officer since October 2020. Prior to that she was our Chief Regulatory and Compliance Officer since January 2019 and our Senior Vice President, Regulatory Affairs and Compliance since June 2017. Previously, she served as Senior Vice President, Chief Regulatory Officer at Anthera Pharmaceuticals, Inc., a biopharmaceutical company, from 2014 to 2017, where she was responsible for the general supervision of the company’s regulatory affairs. From 2007 to 2014, she was Senior Vice President of Regulatory Affairs and Compliance at Hyperion Therapeutics, Inc. Ms. Dickinson also spent three years at CoTherix, Inc. as Vice President, Regulatory Affairs and Healthcare Compliance Officer, and held various positions at biopharmaceutical companies such as Scios, Inc. and DEY Laboratories (a subsidiary of Mylan, Inc.). Ms. Dickinson holds a B.S. in Biology from the College of Great Falls in Montana and is certified by the Regulatory Affairs Certification Board.
Paul Quinlan has served as our General Counsel, Chief Compliance Officer and Corporate Secretary since October 2020. He was also our General Counsel and Corporate Secretary from December 2017 to February 2020. Previously, Mr. Quinlan served as General Counsel and Secretary at TerraVia Holdings, Inc. (formerly Solazyme, Inc.), a biotechnology company, from 2010 to January 2018, where he was responsible for the general supervision of the company’s legal affairs. From 2005 to 2010, Mr. Quinlan was General Counsel and Secretary at Metabolex, Inc., a biopharmaceutical company, and from 2000 to 2005, Mr. Quinlan held various positions in the legal department at Maxygen, Inc., a biopharmaceutical company, most recently that of Chief Corporate Securities Counsel. Prior to joining Maxygen, Mr. Quinlan was an associate at Cooley LLP and Cravath, Swaine & Moore LLP. Mr. Quinlan obtained a law degree from Columbia Law School and a M.Sc. in Medical Biophysics from the University of Toronto.
Daniel Menold has served as our Vice President, Finance since April 2017, and previously served as our Corporate Controller since January 2014. Prior to joining CymaBay, Mr. Menold served as Corporate Controller for technology firm Zoosk, Inc., from 2011 to 2013, where he was responsible for the accounting and financial reporting functions and as Controller and Director of Accounting at Affymetrix, Inc. from 2005 to 2010. Prior to 2005, he held accounting and finance positions of increasing responsibility at public and private life sciences and high technology companies in the Silicon Valley. Earlier in his career, Mr. Menold was at Ernst & Young LLP where he was an audit manager and served on audits of life sciences and high technology companies. Mr. Menold received a M.S. in accounting and B.S. in finance from The University of Virginia McIntire School of Commerce.

EXECUTIVE COMPENSATION
This section provides information regarding the compensation of our principal executive officer (Mr. Shah), and our two other highest paid executive officers who were serving as executive officers at December 31, 2020. The officers listed below are collectively referred to herein as the “named executive officers.” For information regarding the compensation of our directors, see “Director Compensation.”
Summary Compensation
The following table shows information regarding the compensation earned during the fiscal years ending December 31, 2020 and 2019, by our named executive officers.
Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Sujal Shah Chief Executive Officer	2020	510,000	1,823,562	306,000	4,573	2,644,135
	2019	510,000	1,889,125	153,000	4,349	2,556,474
Charles McWherter Chief Scientific Officer	2020	423,662	1,072,684	169,465	4,763	1,670,574
	2019	423,662	994,279	84,732	6,254	1,508,927
Paul Quinlan(2) General Counsel	2020	153,607	1,759,918	49,250	375,963(3)	2,338,738
	2019	392,777	497,137	68,736	4,542	963,192
(1)
Represents the aggregate fair value of options granted from the 2013 Equity Incentive Plan for each fiscal year. For the options granted in 2019, and in 2020 to Mr. Quinlan, 1/4th of the shares vest on the first anniversary of the vesting commencement date and the remainder of the shares vest in equal monthly installments over the following thirty-six months, subject to Mr. Quinlan’s continued employment or service with CymaBay. For the options granted in 2020 to Mr. Shah and Mr. McWherter, the shares vest in equal monthly installments over forty-eight months from January 1, 2020, subject to the optionee’s continued employment or service with CymaBay. The options have a maximum term of 10 years, subject to earlier termination in certain situations related to cessation of employment or services. The aggregate fair value is computed in accordance with FASB ASC Topic 718. See Note 9 to our consolidated financial statements in our Annual Report on Form 10-K as filed on March 25, 2021, regarding assumptions underlying our valuation of equity awards.

(2)	Mr. Quinlan departed the company in February 2020 and rejoined the company in October 2020.
(3)
Consists of paid unused accrued vacation of $7,587, employer paid life insurance premiums of $1,064, 401(k) match of $750, and severance earned by Mr. Quinlan of $366,562 pursuant to the separation terms of his employment letter agreement with CymaBay, as follows: (i) Mr. Quinlan’s severance of 100% of his annual base salary, payable ratably from his departure until he rejoined the company, in the aggregate of $239,532; (ii) 75% of Mr. Quinlan’s cash incentive compensation for 2020, payable over 12 months following Mr. Quinlan’s departure date, in the aggregate of $103,104; and (iii) Mr. Quinlan’s COBRA premiums payable on Mr. Quinlan’s behalf from his departure date until he rejoined the company, in the aggregate amount of $23,926.

Base Salaries
Our Compensation Committee recognizes the importance of base salary as an element of compensation to provide our executive officers with steady cash flow during the course of the year that is not contingent on short-term variations in our corporate performance. The setting of base salaries also includes an evaluation as to appropriate levels taking into account each individual’s job duties, responsibilities, performance and experience plus comparisons to the salaries of our other executive officers. The Compensation Committee reviews base salaries at least annually and may recommend adjustment from time to time based on the results of that review. The Compensation Committee determines salary increases using a combination of relevant competitive market data, scope of responsibilities and assessment of individual performance.
For 2020, the annual base salaries of our named executive officers were set by our Board, upon the recommendation of our Compensation Committee. Due to the cost containment activities of the company in 2020 the salaries of the named executive officers were not changed. Upon rejoining the company in October 2020, the annualized salary of Mr. Quinlan was set at $394,000, approximately the same as his annualized salary when he departed the company in February 2020.

For 2019 and 2020, the annualized base salaries for each of our named executive officers as of December 31 of the applicable year were as follows:
Named Executive Officer	2019 Salary	2020 Salary	Change from 2019
Sujal Shah	$510,000	$510,000	—
Charles McWherter	$423,662	$423,662	—
Paul Quinlan	$392,500	$394,000	0.4%
Non-Equity Compensation Plan Information
We have an annual cash incentive plan under which cash incentives may be paid to each of our employees, including our executive officers, after the end of each calendar year. Cash incentive payouts to executive officers is based on the Compensation Committee’s assessment of our collective accomplishments, performance and achievements as measured against our business and financial goals, and is consistent across the named executive officers except as otherwise described below. Corporate goals and targets are set at the beginning of the fiscal year and are approved by the Compensation Committee and Board.
The Compensation Committee determines target cash incentive amounts based on competitive benchmark data derived from a peer group review relative to the executive officer’s specific position. The Board, upon the recommendation of the Compensation Committee, sets target cash incentive amounts at levels the Board and Compensation Committee felt were within market practice based on the data provided by Radford, recognizing that actual payouts would be dependent on actual performance. The Board did not adjust the target cash incentive amounts (as a percentage of base salary) for named executive officers in 2020 because the Board, upon the recommendation of the Compensation Committee, determined that they offered sufficient incentives; thus, the target cash incentive amounts as a percentage of base salary remained unchanged from 2019 to 2020; at 60% for Mr. Shah and 40% for Dr. McWherter. Upon rejoining the company in October 2020 the target cash incentive amount as a percentage of base salary for Mr. Quinlan was set at 40%.
The Board, upon the recommendation of the Compensation Committee, determined the cash incentive payouts to be 100% of the executive’s target cash incentive percentage for Mr. Shah and Mr. McWherter. Mr. Quinlan received a cash incentive payout equal to 125% of his target cash incentive percentage, pro-rated for the portion of the year he was employed after his rehire in October 2020.
Stock Option Grants
We intend our equity incentive program to reward longer-term performance and to help align the interests of our executive officers with those of our stockholders. We believe that long-term performance is achieved through an ownership culture that rewards such performance by our executive officers through the use of equity incentives. We believe that our equity incentive program is an important retention tool for our employees, including our executive officers. Our equity incentive program currently provides for the use of stock options as the preferred equity compensation vehicle as the Compensation Committee believes that stock options (as opposed to full value awards such as restricted stock or restricted stock units) provides greater long-term incentives for management as stock options require increased stock performance for realization.

The Board determined the 2020 individual grants for Mr. Shah and Dr. McWherter upon the recommendation of the Compensation Committee, considering the executive’s role in achieving our current and future corporate goals and targets, the anticipated difficulty to replace the individual, the competitive market for similar positions, the retentive power of existing unvested equity held by the individual and, with respect to Dr. McWherter’s grant, our Chief Executive Officer’s recommendation. The 2020 award to Mr. Quinlan was made in conjunction with his recruitment to the company and reflected, amongst other things, the competitive market for similar positions and individual negotiation. In 2019, for each of our executive officers, the Board, upon the recommendation of the Compensation Committee, determined individual equity award amounts, setting award levels the Compensation Committee felt were within market practice based on the data provided by the Committee’s compensation consultant. The Board and Compensation Committee also considered each executive’s performance, relative unvested equity holdings, and our overall equity use in determining individual grants. The grants made to each of our named executive officers in 2019 and 2020 are set forth below:
Named Executive Officer	2019 Shares underlying Stock Options	2020 Shares underlying Stock Options
Sujal Shah	328,492	558,108
Charles McWherter	172,891	328,299
Paul Quinlan	86,445	275,000
Compensation Decisions Relating to Fiscal Year 2021
In January 2021, the annual base salaries of our named executive officers were set by our Board, upon the recommendation of our Compensation Committee, as follows, effective January 1, 2021:
Named Executive Officer	2020 Salary	2021 Salary	Change from 2020
Sujal Shah	$510,000	$550,000	7.8%
Charles McWherter	$423,662	$436,000	2.9%
Paul Quinlan	$394,000	$394,000	—
The increased salaries were primarily the result of a company-wide cost of living increase of approximately 3.0%. In addition, the salary of Mr. Shah was increased a further 4.8% to better align his salary with chief executive officers at peer group companies as a result of the benchmarking analysis done by the Compensation Committee’s compensation consultant (Radford) in conjunction with its 2021 compensation analysis (the “2021 Benchmarking Analysis”).
In January 2021, the Board, upon the recommendation of the Compensation Committee, determined not to change the target bonus percentages of any of the named executive officers from their 2020 levels, and thus the approved cash incentive bonus targets for our named executive officers for 2021 are 60% for Mr. Shah and 40% for Dr. McWherter and Mr. Quinlan.
In January 2021, the Board, upon recommendation from the Compensation Committee, approved the following equity grants to our named executive officers as a result of our annual grant program:
Named Executive Officer	Shares underlying Stock Options
Sujal Shah	287,000
Charles McWherter	112,000
Paul Quinlan	22,167
The equity awards were granted primarily to (i) better align the long-term equity incentives of the named executive officers with similarly situated executives as a result of the 2021 Benchmarking Analysis and (ii) provide sufficient ongoing equity vesting to better align the long-term incentives of the named executive officers with our stockholders.
The stock option awards granted in connection with our 2021 annual grant program have an exercise price of $5.78 per share, the last reported sale price of our common stock on the Nasdaq Global Select Market on the date of grant. The grants to Mr. Shah and Dr. McWherter have a four-year vesting period, with 1/48th of the shares subject to the award vesting each month from January 1, 2020, subject to continued employment, while the award to Mr. Quinlan has a four-year vesting period, with 25% of the shares subject to the award vesting on January 1, 2022 and 1/48th of the shares subject to the award vesting each month thereafter, subject to continued employment.
Severance Arrangements
Each of our named executive officers have entered into employment letter agreements pursuant to which they are entitled to receive severance in the event that CymaBay terminates their employment other than for cause. See “Employment Arrangements with our Named Executive Officers” below for a description of these agreements. As CymaBay terminated the employment of Mr. Quinlan without cause during 2020, he received severance benefits, the value of which is set forth in the column titled “Other Compensation” in the Summary Compensation Table above, and described in the accompanying footnotes to the table.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table presents the outstanding equity awards held by each of the named executive officers as of December 31, 2020. None of our executive officers held stock awards.
	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Sujal Shah	12/23/2013	93,106	—	$5.00	12/22/2023
	12/23/2013	38,917	—	$5.00	12/22/2023
	1/6/2014	62,566	—	$5.00	1/5/2024
	1/7/2015	100,000	—	$10.00	1/6/2025
	1/26/2016	54,000	—	$1.06	1/25/2026
	7/25/2016	50,000	—	$1.82	7/24/2026
	1/19/2017	97,916	2,084(1)	$1.72	1/18/2027
	4/27/2017	90,000	—	$3.48	4/26/2027
	10/27/2017	506,666	133,334(2)	$9.21	10/26/2027
	1/24/2018	109,375	40,625(1)	$11.69	1/23/2028
	1/29/2019	157,402	171,090(1)	$8.43	1/28/2029
	5/15/2020	127,899	430,209(3)	$4.05	5/14/2030
Charles McWherter	1/25/2012	2,515	—	$4.77	1/24/2022
	10/31/2013	62,430	—	$5.00	10/30/2023
	12/23/2013	7,546	—	$5.00	12/22/2023
	12/23/2013	31,134	—	$5.00	12/22/2023
	1/6/2014	52,046	—	$5.00	1/5/2024
	1/7/2015	100,000	—	$10.00	1/6/2025
	1/26/2016	54,000	—	$1.06	1/25/2026
	7/25/2016	46,000	—	$1.82	7/24/2026
	1/19/2017	97,916	2,084(1)	$1.72	1/18/2027
	1/24/2018	109,375	40,625(1)	$11.69	1/23/2028
	1/29/2019	82,893	90,048(1)	$8.43	1/28/2029
	5/15/2020	75,235	253,064(3)	$4.05	5/14/2030
Paul Quinlan	10/12/2020	—	275,000(1)	$7.89	10/11/2030
(1)
This option vests over a four-year period, with one-quarter of the shares subject to the option vesting on the first anniversary of the grant date, or the vesting commencement date, as applicable, and the remainder of the shares vest in equal monthly installments over the following thirty-six months, subject to the executive officer continuing to provide service to us.

(2)	The option vests in equal monthly installments over the four-year period, beginning on October 27, 2017, subject to Mr. Shah continuing to provide service to us.
(3)	The option vests in equal monthly installments over the four-year period, beginning on January 1, 2020, subject to the executive officer continuing to provide service to us.

EMPLOYMENT ARRANGEMENTS WITH OUR NAMED EXECUTIVE OFFICERS
We have entered into individual employment letter agreements with each of our named executive officers that include, inter alia, provisions relating to the terms of separation and change in control. The material terms of these agreements are summarized below. See “—Change in Control and Termination-Related Provisions—Definitions” below for the meanings of certain terms used in this section.
Basic Terms
The employment letter agreements with each of our named executive officers provide for (i) an annual base salary, which is subject to review and change, as determined by our Board or Compensation Committee, (ii) eligibility for an annual target-based cash incentive equal to a percentage of such officer’s base salary and (iii) eligibility to participate in the company’s benefit plans and arrangements, including fully-paid individual health insurance premiums. Each of the employment letter agreements provide for “at-will” employment of the named executive officer, meaning that either we or the named executive officer may terminate employment at any time, with or without notice and with or without cause. As a result of the at-will nature of the relationship, the employment letters agreements do not have a guaranteed term of employment.
Change in Control and Termination-Related Provisions
Termination for Any Reason
Upon any termination of employment, each named executive officer is entitled to receive accrued but unpaid salary (including payment of accrued but unused vacation days), such officer’s vested equity awards and any other accrued benefits under the company’s benefit plans or such officer’s employment letter agreement. If the termination of employment is by the named executive officer without good reason, all unvested equity awards held by the named executive officer would be forfeited and such officer would have three months (or, in each case, the remaining term of the options if shorter) following termination of employment to exercise any vested options.
Termination Without Cause or Resignation for Good Reason
In the event that a named executive officer is terminated by the company without cause, or such officer resigns with good reason, such officer will be entitled to receive (i) cash severance in an amount equal to up to 12 months of such officer’s base salary, payable over up to 12 months, (ii) continued health benefits for up to 12 months following termination of employment, (iii) a pro-rated cash incentive payment (not less than 9 months) at 100% of their target cash incentive, (iv) equity acceleration equal to 12 months of additional vesting and (v) accrued but unpaid salary (including payment of accrued but unused vacation days). All unvested equity awards held by the named executive officer as of the date of termination (other than those subject to acceleration as set forth in (iv) above) would be forfeited and such officer would have three months (or, in each case, the remaining term of the options if shorter) following termination to exercise any vested options. In addition, the timing of payments may be modified by us to comply with Section 409A of the Code. As a result of the termination of employment of Mr. Quinlan in February 2020, his severance provisions as described herein were triggered. With the reemployment of Mr. Quinlan in October 2020, Mr. Quinlan is entitled to severance for any future termination of employment without cause or for good reason.
Change in Control Acceleration
In the event of a change in control of the company, 50% of the unvested equity of each named executive officer will accelerate as of the date of the change in control of the company.
Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control
In the event that the employment of a named executive officer is terminated by the company without cause or such officer resigns with good reason, in each case within 12 months following a change in control, such officer will be entitled to receive (in lieu of the benefits described in “—Termination Without Cause or Resignation for Good Reason” above) (i) cash severance in an amount equal to up to 12 months of such officer’s base salary, payable over up to 12 months, (ii) continued health benefits for up to 15 months following termination, (iii) a cash incentive payment equal to 125% of the officer’s target cash incentive, (iv) equity acceleration of the remainder of the unvested equity that the named executive officer held on the date of the change in control and (v) accrued but unpaid salary (including payment of accrued but unused vacation days). All unvested equity awards held by the named executive officer as of the date of termination (other than those subject to acceleration as set forth in (iv) above) would be forfeited and such officer would have three months (or, in each case, the remaining term of the options if shorter) following termination to exercise any vested options. In addition, the timing of payments may be modified by us to comply with Section 409A of the Code.
Gross-Up Payments
If any amounts owed to a named executive officer as a result of a termination in connection with a change in control of the company would be subject to the excise tax imposed by Section 4999 of the Code (together with any interest or penalties imposed with respect to such excise tax, the “Excise Tax”), then the named executive officer is entitled to receive from the company an additional payment (the “Gross-Up Payment”) in an amount equal to (i) all Excise Taxes (including any interest or penalties imposed with respect to such taxes) on the payment (the “First Reimbursement Payment”), (ii) all federal, state and local income taxes and employment taxes on the First Reimbursement Payment, and (iii) all Excise Taxes (including any interest or penalties imposed with respect to such taxes) on the First Reimbursement Payment.
Release of Claims
Eligibility for the severance payments and severance benefits described above is conditioned upon the execution by the named executive officer and effectiveness, within a specified period of time following termination, of a general release of claims in favor of the company.
Termination in the Event of Death or Disability
In the event of termination by reason of a named executive officer’s death or disability, such officer will be entitled to receive the same benefits as described under “—Termination for Any Reason” above, except that such officer (or such officer’s estate or legal representative, as applicable) would have 12 months (in the case of termination due to disability) or 18 months (in the event of termination due to death) (or, in each case, the remaining term of the options if shorter) following termination to exercise any vested options.
Definitions
Under the employment letter agreements with our named executive officers:
•
“cause” means the occurrence of any one or more of the following: (i) conviction of, or plea of no contest, with respect to any felony or any crime involving fraud, dishonesty or moral turpitude; (ii) participation in a fraud or act of dishonesty that results in material harm to the company; (iii) intentional material violation of any contract or agreement between the executive and the company, including but not limited to the employment letter agreement or the applicable Employee Agreement on Confidential Information and Inventions, or violation of any statutory duty that the executive owes to the company, but only if the executive does not correct any such violation within thirty (30) days after written notice thereof has been provided to the executive (if such notice is reasonably practicable); or (iv) gross negligence or willful neglect of the executive’s job duties, as determined by the Board in good faith, but only if the executive does not correct such violation within thirty (30) days after written notice thereof has been provided to the executive (if such notice is reasonably practicable);

•
“change in control” means an ownership change event (as defined below) or a series of related ownership change events (collectively, a “transaction”) wherein the stockholders of the company immediately before the transaction do not retain direct or indirect beneficial ownership of more than 50% of the total combined voting power of the outstanding securities of the company or, in the case of a transaction described in clause (iii) of the “ownership change event” definition, the corporation or other business entity to which the assets of the company were transferred (the “transferee”), as the case may be. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities that own the company or the transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities;

•	an “ownership change event” shall be deemed to have occurred if any of the following occurs with respect to the company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the company of more than 50% of the voting stock of the company; (ii) a merger or consolidation in which the company is a party; or (iii) the sale, exchange or transfer of all or substantially all of the assets of the company; and
•
“good reason” mean any one of the following events that occurs without the executive’s consent: (i) the material reduction in the executive’s responsibilities, authorities or functions as an employee of the company (but not merely a change in reporting relationships); (ii) a material reduction in the executive’s level of compensation (including base salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs); (iii) a material change of the executive’s place of employment that results in an increase to the executive’s round trip commute of more than twenty (20) miles; or (iv) the company’s material breach of the employment letter agreement. Notwithstanding the foregoing, the executive must provide written notice to the General Counsel of the company and the Chief Executive Officer within thirty (30) days after the date upon which such event first occurs, and allow the company thirty (30) days thereafter (the “cure period”) during which the company may attempt to rescind or correct the matter giving rise to good reason. If the company does not rescind or correct the conduct giving rise to good reason to the executive’s reasonable satisfaction by the expiration of the cure period, the executive’s employment will then terminate with good reason as of such thirtieth day.

Employee Agreements on Confidential Information and Inventions
Each of our named executive officers has entered into an agreement with us with respect to proprietary information and inventions. Among other things, these agreements obligate each named executive officer to refrain from disclosing any of our proprietary information received during the course of employment and to assign to us any inventions conceived or developed during the course of employment.
Perquisites, Health, Welfare and Retirement Benefits
Our named executive officers are eligible to participate in our employee benefit plans, including our medical, dental, vision, group life, disability and accidental death and dismemberment insurance plans, in each case on the same basis as all of our other employees. CymaBay provides a 401(k) plan to our employees, including our named executive officers. CymaBay matches 100% of a participant’s contributions, including our named executive officers, to the 401(k) plan up to a maximum annual matching contribution of $750. In addition, CymaBay reimburses our employees, including our named executive officers, for reasonable business expenses incurred in the discharge of their duties in accordance with the general practices and policies of CymaBay and subject to CymaBay’s annual expense budget.
CymaBay generally does not provide perquisites or personal benefits to our named executive officers, except in limited circumstances. CymaBay does, however, pay the premiums for term life insurance and disability insurance for all of our employees, including our named executive officers. In addition, each of our named executive officers is entitled to participate in an individual disability income protection plan, the premiums of which are paid by CymaBay.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of CymaBay’s common stock as of March 15, 2021, by: (i) each of our current directors and nominees for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and current directors of CymaBay as a group; and (iv) all those known by CymaBay to be beneficial owners of more than five percent of its common stock.
Beneficial Owner	Shares that May Be Acquired w/in 60 Days of March 15, 2021	Beneficial Ownership(1)
		Number of Shares	Percent of Total
Entities associated with Avoro Capital Advisors LLC(2)	—	10,300,000	14.94%
Entities associated with Blackrock, Inc.(3)	—	5,386,244	7.8%
Entities associated with Boxer Capital, LLC(4)	—	4,000,000	5.8%
Sujal Shah	1,663,533	1,783,533	2.5%
Charles McWherter	793,449	808,449	1.2%
Paul T. Quinlan	—	—	*
Janet Dorling	2,222	2,222	*
Caroline Loewy	156,116	156,116	*
Kurt von Emster(5)	169,980	278,296	*
Thomas G. Wiggans	2,222	2,222	*
Robert J. Wills	205,116	235,116	*
All executive officers and current directors as a group (10 persons)(6)	3,696,792	3,970,108	5.5%
*	Less than one percent.
(1)
This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, CymaBay believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 68,946,092 shares outstanding on March 15, 2021.

(2)
The information in the table is based solely upon the Schedule 13G filed with the SEC on September 1, 2020, reporting beneficial ownership as of August 31, 2020. Each of Avoro Capital Advisors LLC (“Avoro”) and Behzad Aghazadeh, who serves as portfolio manager and controlling person of Avoro have sole voting power and sole dispositive power with respect to these all of these shares. The address of the business office of each of Avoro and Dr. Aghazadeh is 110 Greene Street, Suite 800, New York, NY 10012.

(3)
The information in the table is based solely upon the Schedule 13G/A filed with the SEC on January 29, 2021, reporting beneficial ownership as of December 31, 2020. BlackRock, Inc. had sole voting power with respect to 5,312,432 of the shares and sole dispositive power with respect to all of the shares. The address of Blackrock, Inc. is 55 East 52nd Street, New York, NY 10055.

(4)
The information in the table is based solely upon the Schedule 13G filed with the SEC on September 24, 2020, reporting beneficial ownership as of September 14, 2020. Each of Boxer Capital, LLC, (“Boxer Capital”), Boxer Asset Management Inc. (“Boxer Management”) and Joe Lewis have shared voting power and shared dispositive power with respect to all of the shares. Boxer Management is the managing member and majority owner of Boxer Capital. Joe Lewis is the sole indirect beneficial owner and controls Boxer Management. The principal business address of Boxer Capital is: 11682 El Camino Real, Suite 320, San Diego, CA 92130. The principal business address of Boxer Management and Joe Lewis is: Cay House, EP Taylor Drive N7776, Lyford Cay, New Providence, Bahamas.

(5)	Includes 18,316 shares held by the Konrad Hans von Emster III and Elizabeth F. von Emster Revocable Trust dated January 18, 2005.
(6)	Consists of shares beneficially owned by each executive officer and current director, including our executive officers not appearing in the table above, as of March 15, 2021.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
EQUITY COMPENSATION PLAN INFORMATION
The following table provides information with respect to all of our equity compensation plans in effect as of December 31, 2020, which consists of our 2003 Equity Incentive Plan, 2013 Equity Incentive Plan and 2020 New Hire Plan.
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuances under Equity Compensation Plans (excluding securities reflected in column(a))
	(a)	(b)	(c)
Equity Compensation Plans approved by security holders
2003 Equity Incentive Plan	28,246	$4.96	—
2013 Equity Incentive Plan	8,783,384(1)	$6.36	167,159(2)
Total	8,811,630	$6.35	167,159
Equity Compensation Plans not approved by security holders
2020 New Hire Plan	—	—	750,000(3)
Total	8,811,630	$6.35	917,159
(1)
Includes 101,441 shares that may be issued pursuant to incentive awards at the sole discretion of CymaBay, by either (1) the holder’s purchase of the number of shares of our common stock at the applicable exercise price per share on the date of grant or (2) the holder’s receipt of a cash payment equal to the excess of the fair market value of one share of our common stock on the date of exercise over the exercise price per share on the date of grant, multiplied by the portion of the award being exercised.

(2)
Pursuant to terms of the 2013 Equity Incentive Plan, the share reserve (“Share Reserve”) will automatically increase on January 1st of each year, until and including January 1, 2023, in an amount equal to 5.0% of the total number of shares of capital stock outstanding on December 31st of the preceding calendar year. Notwithstanding the foregoing, the Board may act prior to January 1st of a given year to provide that there will be no January 1st increase in the Share Reserve for such year or that the increase in the Share Reserve for such year will be a lesser number of shares of common stock than would otherwise occur pursuant to the preceding sentence. On January 1, 2021, pursuant to the previously described terms, the Share Reserve was increased by 2,757,843 shares.

(3)
Approved by the Board in October 2020. No equity awards had been made under the 2020 New Hire Plan (the “2020 Plan”) as of December 31, 2020. The only persons eligible to receive grants of Awards under the 2020 Plan are individuals who satisfy the standards for grants under Nasdaq Listing Rule 5635(c)(4) or 5635(c)(3), if applicable, and the related guidance under Nasdaq IM 5635-1. A person who previously served as an employee or director will not be eligible to receive awards under the 2020 Plan, other than following a bona fide period of non-employment. The 2020 Plan provides for the grant of the following awards: (i) nonstatutory stock options, (ii) stock appreciation rights, (iii) restricted stock awards, (iv) restricted stock unit awards, (v) performance stock awards, and (vi) other stock awards.

TRANSACTIONS WITH RELATED PERSONS
Related-Person Transactions Policy and Procedures
CymaBay has adopted a written Related-Person Transactions Policy that sets forth CymaBay’s policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of CymaBay’s policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which CymaBay and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to CymaBay as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, or more than 5% stockholder of CymaBay, including any of their immediate family members, and any entity owned or controlled by such persons.
Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to CymaBay of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, CymaBay relies on information supplied by its executive officers, directors and certain significant stockholders. In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to CymaBay, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself form the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Audit Committee considers, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of CymaBay and its stockholders, as the Audit Committee determines in the good faith exercise of its discretion.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are CymaBay stockholders will be “householding” CymaBay’s proxy materials. A single set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of proxy materials, please notify your broker or CymaBay. Direct your written request to CymaBay Therapeutics Inc., Corporate Secretary, 7575 Gateway Blvd., Suite 110, Newark, CA 94560 or by contacting Investor Relations at (510) 293-8800. Stockholders who currently receive multiple copies of the proxy materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the 2021 Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters, to the extent permitted by SEC rules, in accordance with his or her best judgment.
By Order of the Board of Directors

/s/ Paul Quinlan
Paul Quinlan
Corporate Secretary
Newark, California
April 27, 2021
A copy of CymaBay’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2020, is available without charge upon written request to: Corporate Secretary, CymaBay Therapeutics, Inc., 7575 Gateway Blvd., Suite 110, Newark, CA 94560.

CYMABAY THERAPEUTICS, INC.
7575 GATEWAY BOULEVARD, SUITE 110
NEWARK, CA 94560

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D52346-P52563

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CYMABAY THERAPEUTICS, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Janet Dorling
02) Caroline Loewy
03) Sujal Shah
04) Kurt von Emster
05) Thomas G. Wiggans
06) Robert J. Wills

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

D52347-P52563

CYMABAY THERAPEUTICS, INC.
Proxy for Annual Meeting of Stockholders on June 10, 2021
Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Sujal Shah, Chief Executive Officer and Director and Daniel Menold, Vice President, Finance, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all the shares of common stock of CYMABAY THERAPEUTICS, INC. held of record by the undersigned at the close of business on April 12, 2021, at the Annual Meeting of Stockholders to be held virtually via live audio-only webcast at 8:00 a.m. Pacific Time on June 10, 2021 at www.virtualshareholdermeeting.com/CBAY2021, and any adjournment thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting to the extent authorized under Rule 14a-4(c)(1) under the Exchange Act.

This proxy when properly executed will be voted as directed herein by the undersigned Stockholder. If no direction is made, this proxy will be voted "FOR ALL NOMINEES" in Proposal 1, and "FOR" Proposals 2 and 3.

Continued and to be signed on reverse side